EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
BSQUARE Silicon Valley Corporation, a Washington corporation
Cory Corporation, a Washington corporation
BlueWater Systems, Inc., a Washington corporation
Embedded Technologies, Inc., a Minnesota corporation
BSQUARE KK, a Japanese corporation
BSQUARE Taiwan Corporation, a Republic of China corporation
BSQUARE Software Solutions, Inc., a British Columbia Corporation
BSQUARE GmbH, a German corporation